Exhibit 10.44

Authorization of Bonus and Contingent Bonus Payment.

On July 10, 2006, the Compensation Committee (the “Committee”) of Cell Therapeutics, Inc. (the “Corporation”) authorized the payment of a bonus of $169,952 to James A. Bianco, M.D., the Corporation’s President and Chief Executive Officer. The Committee also authorized the payment of a contingent bonus of $169,952 to Dr. Bianco payable if the Corporation achieves, on or before September 30, 2006, its long-standing corporate objective of closing a material collaboration transaction with a pharmaceutical company, subject to certain conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: July 14, 2006	By:	/s/ James A. Bianco
James A. Bianco, M.D.
President and Chief Executive Officer